Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Nos. 333-193076 on Form S-3 and 333-190488 and 333-167552 on Form S-8 of our reports dated March 17, 2014, relating to the consolidated financial statements of Furiex Pharmaceuticals, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
March 17, 2014